Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-1) of 3,450,000 common shares of Kosmos Energy Ltd. of our report dated March 2, 2011, with respect to the consolidated financial statements and schedules of Kosmos Energy Holdings, included in the Registration Statement (Form S-1 No. 333-171700) and related Prospectus of Kosmos Energy Ltd. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-171700) that is incorporated by reference in this Registration Statement.

By:	/s/ Ernst &Young LLP

Dallas, Texas

May 10, 2011